EXHIBIT 10.25

SECOND AMENDMENT OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of December ____, 2009 by and between STATE BANCORP, INC., a New York business corporation (the "Company"), STATE BANK OF LONG ISLAND, a banking corporation organized and operating under the laws of the State of New York (the "Bank"), and THOMAS M. O'BRIEN, an individual (the "Executive").

W I T N E S S E T H

WHEREAS, the parties hereto made and entered into an Amended and Restated Employment Agreement as of December 10, 2007 and an Amendment of Amended and Restated Employment Agreement as of December 5, 2008 (together the "Agreement"); and

WHEREAS, the Company is a participant in the Capital Purchase Program ("CPP") of the U.S. Treasury ("UST") authorized under the Emergency Economic Stimulus Act of 2008 ("EESA") under which program it entered into, among other documents, a Securities Purchase Agreement ("Purchase Agreement") with UST; and

WHEREAS, pursuant to section 111(b) of EESA and the standard terms of the Purchase Agreement, the Company and the Bank are required to meet standards promulgated under section 111(b) of EESA in 31 C.F.R. Part 30 for executive compensation to its senior executive officers, as defined in 31 C.F.R. Part 30; and

WHEREAS, section 111 of EESA was amended in its entirety by Title VII of Division B of the American Recovery and Reinvestment Act of 2009 (“ARRA”); and

WHEREAS, UST promulgated an Interim Final Rule on June 15, 2009 (the “Interim Final Rule”) revising in its entirety 31 C.F.R. Part 30; and

WHEREAS, executive compensation of senior executive officers, such as compensation of the Executive as described in the Agreement, is required to meet the standards of section 111(b) of EESA and 31 C.F.R. Part 30 thereunder, as amended by ARRA and the Interim Final Rule; and

WHEREAS, the parties hereto desire to amend the Agreement for compliance with section 111(b) of EESA and 31 C.F.R. Part 30 thereunder, as amended by ARRA and the Interim Final Rule; and

WHEREAS, pursuant to section 31 of the Agreement, the parties may modify the Agreement by means of a signed writing;

NOW, THEREFORE, in consideration of the benefits each party hereto receives as a result of the investment of the UST in the Company, and in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.	The Agreement is amended to delete in its entirety section 34 of the Agreement and to insert a new section 34 in lieu thereof, to read in its entirety as follows:

“34.	Compliance with the Emergency Economic Stabilization Act of 2008.

For as long as the Company has debt or equity outstanding to the United States Treasury ("UST") pursuant to the Capital Purchase Program (the "CPP") (disregarding any warrants to purchase common stock of the Company) implemented under the Emergency Economic Stabilization Act of 2008 ("EESA"), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), the following provisions shall take precedence over any contrary provisions of this Agreement or any other compensation or benefit plan, program, agreement or arrangement in which the Executive participates:

(a)       The Executive shall repay to the Company any bonus, retention award or incentive compensation paid or accrued to the Executive while (i) the Executive is a senior executive officer (within the meaning of the Interim Final Rule interpreting the provisions of Section 111 of EESA as amended by ARRA (the “Interim Final Rule”)) ("Senior Executive Officer") or one of the next twenty most highly compensated employees (within its meaning of the Interim Final Rule) (“most highly compensated employee”) and (ii) the UST holds any debt or equity interest in the Company acquired under the CPP (disregarding any warrants to purchase common stock of the Company) (such period, the "CPP Compliance Period"), if and to the extent that such bonus, retention award or incentive compensation was paid on the basis of materially inaccurate financial statements (including, but not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria (each, a "Performance Criterion," and in the aggregate, "Performance Criteria"). A Performance Criterion shall be proven to be materially inaccurate if so determined by a court of competent jurisdiction or in the written opinion of the Accounting Firm or, if the Accounting Firm is unable to provide the determination, an independent attorney or firm of certified public accountants selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed), which determination shall both state the accurate Performance Criterion and that the difference between the accurate Performance Criterion and the Performance Criterion on which the payment was based is material (a "Determination"). Upon receipt of a Determination, the Company may supply to the Executive a copy of the Determination, a computation of the bonus, retention award or other incentive compensation that would have been payable on the basis of the accurate Performance Criterion set forth in the Determination (the "Determination Amount") and a written demand for repayment of the amount (if any) by which the bonus, retention award or incentive compensation actually paid exceeded the Determination Amount.

(b)       During the CPP Compliance Period and while the Executive is a Senior Executive Officer or any of the next five most highly compensated employees, the Company shall not pay the Executive (i) any payment for the departure of the Executive from the Company or any affiliate for any reason or (ii) any payment due to a change in control of the Company, (including in either (i) or (ii), any amounts actually payable after the CPP Compliance Period on account of a departure or a change in control that occurred during the CPP Compliance Period and while the Executive is a Senior Executive

Officer) ((i) and (ii), each a “golden parachute payment”), except for payments for services performed or benefits accrued.

(c)       The Executive hereby waives any right to or in respect of any right to any bonus or incentive payment accrued or payable (i) during the CPP Compliance Period and (ii) while he is among the five most highly compensated employees of the Company (within the meaning of the Interim Final Rule) except as may be permitted under the Interim Final Rule; provided that this waiver shall not apply to rights under valid employment contracts in effect on February 11, 2009.

This section 34 shall apply during the CPP Compliance Period whether or not a Change of Control has occurred or any other provision of this Agreement has taken effect. This section 34 shall be operated, administered and construed to comply with section 111(b) of EESA, as amended by ARRA, and as implemented by guidance or regulation thereunder that has been issued and is then in effect (such date, if any, the "Relevant Date," and such implementation, the "Relevant Implementation"). If after such Relevant Date the clawback requirement of section 34(a) shall not be required by the Relevant Implementation of section 111(b) of EESA, as amended by ARRA, and such requirement shall have no further effect. If after such Relevant Date the limitation on golden parachute payments under section 34(b)(i) shall not be required by the Relevant Implementation of section 111(b) of EESA, as amended by ARRA, such limitation shall have no further effect.”

IN WITNESS WHEREOF, the Company and the Bank have caused this Amendment to be executed and the Executive has hereunto set his hand, all as of this day and year above written.

THOMAS M. O’BRIEN

STATE BANCORP, INC.

By:
Name:
Title:

STATE BANK OF LONG ISLAND

By:
Name:
Title